Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS:
J.C. Weigelt

Investor Relations
Tel   651 756 4347
jweigelt@sjm.com

St. Jude Medical Announces Increase in Quarterly Dividend

Board of Directors declares 9 percent increase in quarterly dividend

ST. PAUL, Minn. – Feb. 25, 2013 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced that its Board of Directors declared a nine percent increase in the company’s quarterly dividend to $0.25 per common share. At the new rate, the annual dividend would be $1.00 per share, compared to the previous annual dividend of $0.92 per share. The dividend is payable April 30, 2013, to shareholders of record on March 29, 2013.

Commenting on the dividend increase, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, "This is the second increase in our dividend since it was initiated in 2011, further demonstrating our commitment to returning value to our shareholders as we continue to focus on growing our business.”

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.